Summary of Director Compensation

On May 24, 2005, the Board of Directors of Dollar General Corporation (the “Company”) approved the following schedule of fees for the directors of the Company who are not otherwise officers or employees of the Company or any of its subsidiaries or affiliates (the “Non-Employee Directors”), to be effective for meetings held on or after May 25, 2005:

Annual Cash Retainer (payable in quarterly installments):

All Board Members:

$35,000

Additional Cash Retainer (payable in quarterly installments):

Audit Committee Chair:

$20,000

Other Committee Chair:

$10,000

Presiding Director:

$15,000

Board and Committee Meeting Fees:

Attended in Person:

Board

$1,250/meeting

Audit Committee

$1,500/meeting

Other Committees

$1,250/meeting

Telephonic:

$625/meeting

Equity Grants:

4,600 Restricted Stock Units/year (under the terms of the Company’s 1998 Stock Incentive Plan)

Directors also receive reimbursement for fees and expenses incurred in connection with continuing education seminars and travel expenses related to meeting attendance or Company-requested appearances.

Non-Employee Directors may defer all or a part of any fees normally paid by the Company to them pursuant to a voluntary nonqualified compensation deferral plan. The compensation eligible for deferral includes the annual retainer, meeting and other fees, as well as any per diem compensation for special assignments, earned by a director for service to the Board or one of its committees. The compensation deferred is credited to a liability account, which is then invested at the option of the director in either an account that mirrors the performance of a fund selected by the Compensation Committee or its delegate (the “Mutual Fund Options”) or in a phantom stock account which mirrors the performance of the Company’s common stock (the “Common Stock Option”).  In accordance with a director’s election, the deferred compensation will be paid in a lump sum or in monthly installments over a 5, 10 or 15-year period, or a combination of both, at the time designated by the plan upon a director’s resignation or termination from the Board. However, a director may request to receive an “unforeseeable emergency hardship” in-service lump sum distribution of amounts credited to his account in accordance with the terms of the deferral plan. All deferred compensation will be immediately due and payable upon a “change in control” (as defined in the compensation deferral plan) of the Company. Effective January 1, 2005, account balances deemed to be invested in the Mutual Fund Options are payable in cash and account balances deemed to be invested in the Common Stock Option are payable in shares of the Company’s common stock and cash in lieu of fractional shares.  Prior to January 1, 2005, all account balances were payable in cash. The above description of the deferral plan is qualified in its entirety by the actual terms of the deferral plan.